Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No 1 to the Form S-8 of Seven Hills Realty Trust (formerly RMR Mortgage Trust) of our report dated February 24, 2021 with respect to the financial statements of RMR Mortgage Trust, which appears in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts
February 17, 2022